                                               FILED PURSUANT TO RULE 424(b)(3)
                                           REGISTRATION STATEMENT NO. 333-51625

                          [LOGO OF TARGETED GENETICS]

                               13,000,000 Shares

                         TARGETED GENETICS CORPORATION

                               ----------------

                                 Common Stock

                               ----------------

  The selling shareholders listed on page 8 may offer for sale up to 13,000,000 shares of Targeted Genetics common stock from time to time. We will not receive any proceeds from the sale of these shares.

  The selling shareholders may sell the shares in transactions on the Nasdaq National Market, in privately negotiated transactions, through options or otherwise.

  Our common stock is quoted on Nasdaq under the symbol "TGEN." On November 16, 2000, the last reported sales price of our common stock was $10.56 per share.

                    Investing in this stock involves risks.
                    See "Risk Factors" beginning on page 2.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------



               The date of this Prospectus is November 17, 2000.

                                 RISK FACTORS

  In addition to the other information contained in this prospectus, you should read and consider the following risk factors. If any of these risks actually occur, our business, financial condition or operating results could be adversely affected and the trading price of our stock could decline.

If we are unable to secure financing on terms acceptable to us for future capital needs, we will be unable to fund continuing operations.

  Developing and commercializing our potential products will require substantial additional financial resources. Because internally generated cash flow will not fund development and commercialization of our products, we will look to outside sources for funding. These sources could involve one or more of the following types of transactions:

  .  technology partnerships;

  .  technology sales;

  .  technology licenses;

  .  issuing debt; or

  .  issuing equity.

If we cannot obtain additional financing when needed or on acceptable terms, we will be unable to fund continuing operations.

We have a history of losses and may never become profitable, which could result in a decline in the value of our common stock and a loss of your investment.

  We have generated small amounts of revenue and incurred significant net losses since we began business. As of September 30, 2000, we have incurred cumulative losses totaling $138.9 million. We expect to continue to incur substantial additional losses in the future, due primarily to the following factors:

  . all of our products are in a testing phase and have not received regulatory approval; and

  .  we will spend significant amounts on operating expenses.

We may never generate profits, and if we do become profitable, we may be unable to sustain or increase profitability on a quarterly or annual basis. As a result, the trading price of our stock could decline and you could lose all or part of your investment.

If our clinical trials are unsuccessful or we do not receive regulatory approval for our products, which are in the early stage of product development, we may be unable to generate sufficient revenue to maintain our business.

  All of our potential products are in research and development or in early-stage clinical trials. We cannot apply for regulatory approval of our potential products until we have performed additional research and development and testing. Our clinical trials may not demonstrate the safety and efficacy of any potential product, and we may encounter unacceptable side effects or other problems in the clinical trials. Should this occur, we may have to delay or discontinue development of the potential product. After a successful clinical trial, we cannot market any product in the United States until we receive regulatory approval. If we are unable to gain regulatory approval of any product after successful clinical trials, we may be unable to generate sufficient product revenue to maintain our business.

Delays or unexpected costs in obtaining approval of our potential products or complying with governmental regulatory requirements could make it more difficult to maintain or improve our financial condition.

  The regulatory process in the gene therapy industry is costly, time consuming and subject to unpredictable delays. Accordingly, we cannot predict how long it will take or how much it will cost to obtain regulatory approvals for clinical trials or for manufacturing or marketing our potential products. Delays in bringing a potential product to market or unexpected costs in obtaining regulatory approval could decrease our ability to generate product sales revenue. In addition, all manufacturing operations are subject on an ongoing basis to the current Good Manufacturing Practices, or GMP, requirements of the Food and Drug Administration, or FDA. While we currently anticipate that we will be able to manufacture products that meet this requirement, we may be unable to attain or maintain compliance with current or future GMP requirements. If we discover previously unknown problems after we receive regulatory approval of a potential product or fail to comply with applicable regulatory requirements, we may suffer restrictions on our ability to market the product, including mandatory withdrawal of the product from the market. This, or an unexpected increase in the cost of compliance, could make it more difficult to maintain or improve our financial condition.

Failure to recruit patients could delay or prevent clinical trials of our potential products, which could cause a delay or inability to develop our potential products.

  Identifying and qualifying patients to participate in testing our potential products is critical to our near-term success. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our products. Delays in recruiting or enrolling patients to test our products could result in increased costs, delays in advancing our product development, delays in proving the usefulness of our technology or termination of the clinical trials altogether. Any of these could delay or prevent the development of our product candidates.

Our business will not succeed if our technology and products fail to achieve market acceptance.

  Even if our or our corporate partners' potential products succeed in clinical trials and are approved for marketing, these products may never achieve market acceptance. Competing gene delivery products or alternative treatment methods, including more traditional approaches to treating disease, may be more effective or may be more economically feasible than our products. Moreover, doctors, patients, the medical community in general or the public may never accept or use any products based on gene delivery or other technologies developed by us or our corporate partners.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

  Our success depends in part on our ability to protect our proprietary rights. We own or have licenses to patents on a number of genes, processes, practices and techniques critical to our present and potential products. If we fail to obtain and maintain patent protection for this technology, our competitors could market competing products using these genes, processes, practices and techniques. The failure of our licensors to obtain and maintain patent protection for technology they license to us could similarly harm our business. Patent positions in the field of biotechnology are highly uncertain and involve complex legal, scientific and factual questions. Our patent applications may not result in issued patents. Even if we secure a patent, the patent may not provide meaningful protection.

  We also rely on unpatented proprietary technology. Because this technology does not benefit from the protection of patents, we may be unable to meaningfully protect this proprietary technology from unauthorized use or misappropriation by a third party.

Intellectual property claims and litigation could subject us to significant liability for damages and invalidation of our proprietary rights.

  As the biotechnology industry expands, the risk increases that other companies may claim that our processes and potential products infringe on their patents. Defending these claims would be costly and would likely divert management's attention and resources away from our operations. If we infringe on another company's patented processes or technology, we may have to pay damages or obtain a license in order to continue manufacturing or marketing the affected product or using the affected process. If we are unable to obtain a license, or obtain a license on acceptable terms, we may be unable to develop or commercialize some or all of our potential products and our business could be harmed.

  Our potential tgAAV-CF product uses our proprietary AAV delivery technology to deliver a normal copy of a CFTR gene to which we have rights under a nonexclusive license. The United States Patent and Trademark Office has declared an interference proceeding to determine the priority of invention of this gene. If the eventual outcome does not favor our licensor, we would have to secure a license to the CFTR gene from the prevailing party to continue developing tgAAV-CF. The costs of licensing the CFTR gene could be substantial and could include royalties greater than those we currently pay. If we cannot secure this license on acceptable terms and on a timely basis, we may be unable to develop or deliver our potential tgAAV-CF product.

We may be unable to develop and commercialize some of our potential products if our relationships with scientific collaborators and corporate partners are not successful.

  Our success also depends on the continued availability of outside scientific collaborators to perform research and develop processes to advance and augment our internal efforts. Competition for collaborators in gene therapy is intense. If we are unsuccessful in recruiting or maintaining our relationships with scientific collaborators, we could experience delays in our research and development or loss of access to important enabling technology. Even if we establish new scientific collaborations or other partnerships, they may never result in the successful development of products.

  The development and commercialization of many of our potential products, and therefore the success of our business, substantially depends on the performance of our collaborators. If our corporate partners do not commit sufficient resources to our research and development programs or the commercialization of our products, the preclinical or clinical development related to the collaboration could be delayed or terminated. Our current or future collaborators may develop or market competing products or alternative technologies. In addition, disputes may arise with respect to ownership of technology developed under any such collaborations. Moreover, our corporate partners may terminate any existing partnerships, and we may be unable to enter into additional collaborations on acceptable terms, or at all.

If we are unable to license necessary technology from third parties, we may be unable to successfully develop and commercialize our potential products.

  Our success depends on our ability to enter into licensing arrangements with commercial or academic organizations to obtain technology used in the developing or commercializing our or our partners' product candidates. Various license agreements give us and our partners rights to use technologies owned or licensed by third parties in research, development and commercialization of our potential products. Disputes may arise regarding rights to inventions and know-how resulting from the joint creation or use of intellectual property by us and our licensors or scientific collaborators. In addition, many of our in-licensing agreements contain milestone-based termination provisions. If we or any of our corporate partners fail to meet agreed milestones, a licensor could terminate the relevant agreement.

  If we are unable to maintain our current licenses and obtain additional licenses in the future on acceptable terms, we and our corporate partners may be required to expend significant time and resources to develop or in-license replacement technology. If we are unable to do so, we may be unable to develop or commercialize some or all of our potential products and our business may suffer.

If we or our business partners are unable to successfully market and distribute any potential product, our business will be harmed.

  We have no experience in sales and marketing. To market any products that may result from our development programs, we will need to develop marketing and sales capabilities, either on our own or with others. We intend to enter into collaborations with corporate partners to utilize the mature marketing and distribution capabilities of our partners. While we believe that these collaborative partners will be motivated to market and distribute our potential products, our current and potential future partners may not commit sufficient resources to commercializing our technology on a timely basis. If our business partners do not successfully market and distribute our products and we are unable to develop sufficient marketing and distribution capabilities on our own, our business will be harmed.

The intense competition and rapid technological change in our market may result in pricing pressures and failure of our potential products to achieve market acceptance.

  We presently face competition from other companies developing gene therapy technologies and from companies using more traditional approaches to treating human diseases. Most of our competitors have substantially more experience and financial and infrastructure resources than we do in the following areas:

  .  research and development;

  .  clinical trials;

  .  obtaining FDA and other regulatory approvals;

  .  manufacturing; and

  .  marketing and distribution.

Consequently, our competitors may be able to commercialize new products more rapidly than we do, or manufacture and market competitive products more successfully than we do. This could result in pricing pressures or our products failing to achieve market acceptance.

  In addition, gene therapy is a new and rapidly evolving field and is expected to continue to undergo significant and rapid technological change. Rapid technological development by our competitors could result in our actual and proposed technologies, products or processes losing market share or becoming obsolete.

If we do not attract and retain qualified personnel, we will be unable to successfully and timely develop our potential products.

  Our future success depends in part on our ability to attract and retain key employees. We have programs in place to retain personnel, including programs to create a positive work environment and competitive compensation packages. Because competition for employees in our field is intense, however, we may be unable to retain our existing personnel or attract additional qualified employees. If we experience turnover or difficulties recruiting new employees, our research and development could be delayed and we could experience difficulties in generating sufficient revenue to maintain our business.

Our limited manufacturing capability may limit our ability to successfully introduce our potential products.

  We currently do not have the capacity to manufacture large-scale clinical or commercial quantities of our potential products. To do so, we will need to expand our current facilities and staff or supplement them through the use of contract providers. We have recently leased a building for the purpose of developing a facility to manufacture AAV vectors for Phase III and early commercial purposes. This manufacturing facility, if successfully developed, as well as any future manufacturing facilities that we may construct, will be subject to initial and ongoing regulation by the FDA and other governmental agencies. We may be unable to obtain regulatory approval for or maintain in operation this or any other manufacturing facility. If we are unable to obtain and maintain the necessary manufacturing capabilities, either alone or through third parties, we will be unable to introduce sufficient product to sustain our business.

Our use of hazardous materials to develop our potential products exposes us to liability risks and the risk of regulatory limitation of our use of these materials, either of which could harm our financial condition and reduce our ability to generate product sales revenue.

  Our research and development activities involve the controlled use of hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials comply with applicable laws and regulations, we cannot eliminate the risk of accidental contamination or injury from hazardous materials. If a hazardous material accident occurred, we would be liable for any resulting damages. This liability could exceed our financial resources. Additionally, hazardous materials are subject to regulatory oversight. Accidents unrelated to our operations could cause federal, state or local regulatory agencies to restrict our access to hazardous materials needed in our research and development efforts. If our access to these materials is limited, we could experience delays in our research and development programs. Paying damages or experiencing delays caused by restricted access could reduce our ability to generate product sales revenue and make it more difficult to fund our operations.

The costs of product liability and other claims and product recalls could exceed the amount of our insurance, which could significantly harm our financial condition or our reputation.

  Our business activities expose us to the risk of liability claims or product recalls and any adverse publicity that might result from a liability claim against us. We currently have only limited amounts of liability insurance, and the amounts of claims against us may exceed our insurance coverage. Liability insurance is expensive and may not continue to be available on acceptable terms. A product liability or other claim not covered by insurance or in excess of our insurance or a product recall could significantly harm our financial condition or our reputation.

Our recent acquisition of Genovo, Inc. and any future acquisitions could be costly, difficult to integrate and disruptive of our business.

  In September 2000, we acquired Genovo, Inc., a privately held biotechnology company specializing in viral gene delivery. In the future, we may acquire additional complementary companies, products or technologies. Managing the Genovo acquisition entails, and any future acquisition will entail, numerous operational and financial risks and strains, including:

  . difficulties in assimilating the operations, technologies, products or potential products and personnel of the acquired company;

  .  potential loss of key employees of the acquired company;

  .  disruption of our business;

  .  diversion of management's attention from our core business;

  .  assumption of known and unknown liabilities;

  . higher-than-expected acquisition and integration costs and charges against earnings; and

  .  potentially dilutive issuances of equity securities.

We may be unable to successfully integrate Genovo or any future acquisition with our existing operations or successfully develop any acquired product candidates or technologies. We may not gain any substantial benefit from the Genovo acquisition or any products, technologies or businesses that we acquire in the future, notwithstanding the expenditure of a significant amount of time and financial, personnel and other resources.

Market fluctuations or volatility could cause the market price of our common stock to decline.

  In recent years the stock market in general and the market for biotechnology-related companies in particular have experienced extreme price and volume fluctuations, often unrelated to the operating performance of the affected companies. Our common stock has experienced, and is likely to continue to experience, these fluctuations in price, regardless of our performance. These fluctuations could cause the market price of our common stock to decline.

                             SELLING SHAREHOLDERS

  The following table provides information regarding the selling shareholders and the number of shares of common stock they are offering. The percentage ownership data is based on the number of shares of our common stock outstanding on or about December 10, 1999, the date of our last filing of the registration statement of which this prospectus is a part.

                                                                   Shares
                                    Shares                      Beneficially
                              Beneficially Owned    Number of    Owned After
                              Before Offering(1)     Shares      Offering(2)
                              ---------------------   Being   -----------------
      Name and Address          Number    Percent    Offered  Number(3) Percent
      ----------------        ----------- --------- --------- --------- -------
The Equitable Life Assurance
 Society....................    3,000,000     8.57% 3,000,000       --    --
International Biotechnology
 Trust plc..................    4,450,000    12.71% 3,000,000 1,450,000  4.14%
GeneChem Technologies
 Venture Fund L.P. .........    3,000,000     8.57% 3,000,000       --    --
SOFINOV Societe Financiere
 d'Innovation Inc. .........    4,000,000    11.32% 4,000,000       --    --

--------
(1) Assumes the exercise of warrants, which are immediately exercisable.
(2) Includes shares issuable upon exercise of warrants, which are immediately exercisable.
(3) Assumes the sale of all shares offered by each of the selling shareholders.

  Except as a shareholder, none of the selling shareholders has had any material relationship with Targeted Genetics or any of our affiliates within the past three years. However, Jeremy Curnock Cook, a director and chairman of our board of directors, is a director of International Biotechnology Trust plc. Louis Lacasse, a director, is president of GeneChem Management, Inc., the manager of GeneChem Technologies Venture Fund L.P.

  The selling shareholders have represented to us that they purchased their shares for their own account, for investment only and not with a view toward publicly selling or distributing them, except in sales either registered under the Securities Act of 1933 or exempt from registration. In recognition of the fact that the selling shareholders, even though purchasing their shares for investment, may wish to be legally permitted to sell their shares when they deem appropriate, we agreed with the selling shareholders to file the registration statement to register the shares for resale and to prepare and file all amendments and supplements necessary to keep the registration statement effective until the earlier of April 17, 2000 and the date on which the selling shareholders have sold all the shares covered by the registration statement.

                             PLAN OF DISTRIBUTION

  The selling shareholders or their transferees or other successors-in-interest may sell the shares of common stock offered by this prospectus from time to time, in one or more transactions. The selling shareholders may sell the shares at fixed prices that may change, at market prices at the time of sale or at negotiated prices. The selling shareholders may sell the shares

  . through the Nasdaq National Market or any other national securities exchange on which our common stock is then listed,

  .  in privately negotiated transactions,

  .  through options or otherwise, or

  .  through a combination of these.

  The selling shareholders may sell the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. Any broker-dealer may act as a broker-dealer on behalf of a selling shareholder in connection with the offering of the shares. Any broker-dealers who assist in the sale of the shares covered by this prospectus may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions they receive or profits they earn on the resale of the shares may be underwriting discounts and commissions under the Securities Act.

  The selling shareholders may sell any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act in transactions complying with Rule 144, rather than through this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

  If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering. We have the right to suspend the use of this prospectus for up to 30 days if we notify the selling shareholders of an event that would cause the information about us in this prospectus us to become untrue or omit to state a material fact.

  Subject to limited exceptions, we have agreed to bear all expenses in connection with the registration and sale of the shares being offered by the selling shareholders. We have also agreed to indemnify the selling shareholders and the broker-dealers who act in connection with the sale of the shares against specified liabilities they incur in connection with the sale of the shares, including liabilities under the Securities Act.

  The selling shareholders may not sell any or all of the shares covered by this prospectus.

                           VALIDITY OF COMMON STOCK

  Perkins Coie LLP, Seattle, Washington, has provided the selling shareholders with an opinion that the shares of common stock offered by this prospectus are duly authorized, validly issued, fully paid and nonassessable.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements included in our annual report on Form 10-K for the year ended December 31, 1999, as described in their report, which is incorporated by reference into this prospectus and elsewhere into the registration statement of which this prospectus is a part. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  Ernst & Young, chartered accountants, have audited the financial statements of Emerald Gene Systems, Ltd. included in our annual report on Form 10-K for the year ended December 31, 1999, as described in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part. The financial statements of Emerald Gene Systems, Ltd. are incorporated by reference in reliance on Ernst & Young, chartered accountants' report, given on their authority as experts in accounting and auditing.

  KPMG LLP, independent auditors, have audited the financial statements of Genovo, Inc. as of June 30, 2000 and 1999 and for the years then ended and for the period from September 12, 1992 (inception) to June 30, 2000, included in our current report on Form 8-K/A dated September 19, 2000 and amended November 9, 2000, which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part, in reliance on the report of KPMG LLP, incorporated by reference into this prospectus and the registration statement, and on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website contains reports, proxy statements and other information regarding issuers, such as Targeted Genetics, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the

SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

  The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC, which and is considered to be part of this prospectus. We incorporate by reference the documents listed below:

  . Our annual report on Form 10-K for the year ended December 31, 1999, which contains audited financial statements for the most recent fiscal year for which we have filed audited financial statements;

  . Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

  . Our current reports on Form 8-K, filed on August 23, 2000, September 13, 2000 and October 2, 2000 (as amended November 9, 2000); and

  . The description of our capital stock contained in our registration statements on Form 8-A, filed on April 26, 1994 and October 22, 1996 under Section 12(g) of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference all documents we file under Section 13(a), 13(c) 14 or 15(d) of the Exchange Act (a) after the filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the shares registered by the registration statement are sold. The most recent information that we file with the SEC automatically updates and supercedes old information. The information contained in any such filing will be deemed to be a part of this prospectus as of the date on which the document is filed, and any older information that has been modified or superceded will not be deemed to be part of this prospectus.

  You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Targeted Genetics Corporation
                         Attention: Investor Relations
                           1100 Olive Way, Suite 100
                           Seattle, Washington 98101
                                (206) 623-7612

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements contained in or incorporated by reference into this prospectus are forward-looking statements. Forward-looking statements involve current expectations or forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known or unknown risks and uncertainties can affect the accuracy of forward-looking statements. Any or all of the forward-looking statements contained in this prospectus, incorporated by reference into this prospectus, or included in any materials we release to the public from time to time may turn out to be incorrect. Actual results could differ materially from those expressed in the forward-looking statements for a number of reasons, including the factors discussed in the section of this prospectus entitled Risk Factors.

  You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements to reflect new information or circumstances or the occurrence of unanticipated events. Other risks besides those described in this prospectus could also affect actual results. Moreover, we cannot assess the impact of any particular risk factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   You should rely only on the information contained in this prospectus. Neither we nor any of the selling shareholders has authorized anyone to give you different information or representations. This prospectus is an offer to sell, and a solicitation of offers to buy, the shares offered by this prospectus only in jurisdictions where offers and sales are permitted.

   The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock offered by this prospectus.

                                ---------------

                               TABLE OF CONTENTS

Risk Factors................................................................   2
Selling Shareholders........................................................   8
Plan of Distribution........................................................   8
Validity of Common Stock....................................................   9
Experts.....................................................................   9
Where You Can Find More Information.........................................   9
Special Note Regarding Forward-Looking Statements...........................  10



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               13,000,000 Shares

                          [LOGO OF TARGETED GENETICS]

                         TARGETED GENETICS CORPORATION

                                 Common Stock


                                ---------------

                                  PROSPECTUS

                                ---------------


               The date of this prospectus is November 17, 2000.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------